UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2009

WMS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8300	36-2814522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 South Northpoint Blvd., Waukegan, Illinois	60085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 785-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On October 2, 2009, WMS Industries Inc. (the “Company”) issued approximately 1.9 million shares of its common stock, $.50 par value per shares, upon conversion to common stock of $25.7 million principal amount of its 2.75% Convertible Subordinated Notes Due 2010 (the “Notes”). These newly issued shares, as with all of the approximately 8.7 million shares related to the Notes, previously have been included in the Company’s fully diluted share count since fiscal 2005. Pursuant to this separate agreement entered into between the Company and a holder of the Notes, the Company agreed to pay the holder an individually negotiated amount of cash as an inducement to convert its Notes immediately. In connection with the conversion of the $25.7 million principal amount of the Notes, the Company paid the holder an aggregate of approximately $0.4 million of cash consisting of approximately $0.2 million of interest earned through October 2, 2009, and approximately $0.2 million as an inducement to convert the Notes, which amount is less than the discounted present value of the remaining approximately $0.6 million of interest that would be earned on the Notes through maturity in July 2010. The Company expects the impact of this transaction to result in a charge in its quarter ending December 31, 2009, consisting of the $0.2 million inducement payment coupled with a non-cash charge of approximately $0.1 million to write-off the remaining proportional deferred financing costs related to the Notes. As a result of the conversion of the Notes into common stock, the Company will reduce its long-term debt by $25.7 million and increase common stock and additional-paid-in capital by an aggregate of $25.7 million.

Together with the $79.4 million principal amount of Notes converted on September 28, 2009, approximately $105.1 million or 90% of the outstanding Notes have now been converted. The Company expects the impact of the conversion of the $105.1 million of Notes to common stock to result in an aggregate charge of $1.4 million in fiscal 2010, consisting of the $0.9 million inducement payment coupled with a non-cash charge of approximately $0.5 million to write-off the remaining proportional deferred financing costs related to the Notes. The total charge in fiscal 2010 will be more than offset by savings from reduced interest payments through the remaining term of the Notes, resulting in a favorable net benefit to fiscal 2010 net income of approximately $0.5 million. Combined with the September 28, 2009 conversion of Notes, the Company will reduce its long-term debt by $105.1 million and increase common stock and additional-paid-in capital by an aggregate of $105.1 million.

Following the conversion of these Notes into common stock, as of October 2, 2009, the number of shares of the Company’s common stock outstanding increased to approximately 58.7 million.

The issuance of the shares of common stock upon conversion of the Notes is exempt from registration under the Securities Act of 1933, as amended, by reason of Section 3(a)(9) thereof.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WMS Industries Inc.

/S/ KATHLEEN J. MCJOHN
Name:	Kathleen J. McJohn
Title:	Vice President, General Counsel and Secretary

Date:	October 5, 2009

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